Exhibit 15.4

August 11, 2015

Securities and Exchange Commission

Washington, D.C. 20549

Ladies and Gentlemen:

We are currently principal accountants for Diageo plc and, under the date of July 29, 2015, we reported on the consolidated balance sheets of Diageo plc and subsidiaries as of June 30, 2015 and 2014, and the related consolidated income statements, consolidated statements of comprehensive income, consolidated statements of changes in equity and consolidated statements of cash flows for each of the years then ended, and the effectiveness of internal control over financial reporting as of June 30, 2015. On November 6, 2014 we were notified that Diageo plc engaged PricewaterhouseCoopers LLP as its principal accountant for the year ending June 30, 2016 and that the auditor-client relationship with KPMG LLP will cease upon the approval of PricewaterhouseCoopers LLP at the annual general meeting to be held on September 23, 2015. We have read Diageo plc’s statements included under Item 16.F of its Form 20-F to be filed on August 11, 2015, and we agree with such statements.

Very truly yours,

/s/ KPMG LLP